Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
August 7, 2009
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC RELEASES SECOND QUARTER 2009 FINANCIAL RESULTS

Summary

•	Net income for the second quarter of 2009 was $768 million. After the dividend payment of $1.1 billion to the U.S. Department of the Treasury on the senior preferred stock, net loss per diluted common share was $0.11 for the quarter.

•	Net worth at June 30, 2009 was $8.2 billion. As a result of the positive net worth, no additional funding from the U.S. Department of the Treasury was required under the terms of the Senior Preferred Stock Purchase Agreement for the second quarter. The positive net worth includes a $5.1 billion increase to total equity reflecting the April 1, 2009 adoption of FSP FAS 115-2 and FAS 124-2 relating to accounting for security impairments.

•	The second quarter 2009 results were primarily driven by:

•	Net interest income of $4.3 billion;

•	Gains on the company’s derivative portfolio and guarantee asset of $4.2 billion, mainly related to net mark-to-market gains due to increases in long-term interest rates;

•	Net impairment of available-for-sale securities recognized in earnings of $2.2 billion, also reflecting the adoption of FSP FAS 115-2 and FAS 124-2; and

•	Provision for credit losses of $5.2 billion.

•	Freddie Mac continued to support the recovery of the housing market. During the second quarter of 2009, the company:

•	Provided $171 billion of liquidity to the mortgage market, helping to finance more than 720,000 single-family homes and nearly 100,000 units of rental housing;

•	Helped refinance approximately 28,500 loans under the Freddie Mac Relief Refinance Mortgagesm; and

•	Helped approximately 45,000 borrowers stay in their homes or sell their properties, including approximately 16,000 borrowers who were placed in trial period payment plans under the Home Affordable Modification program.

Freddie Mac Second Quarter 2009 Financial Results
August 7, 2009

McLean, VA — Freddie Mac (NYSE:FRE) today reported net income of $768 million for the quarter ended June 30, 2009, compared to a net loss of $9.9 billion for the quarter ended March 31, 2009. After the dividend payment of $1.1 billion on its senior preferred stock to the U.S. Department of the Treasury (Treasury), Freddie Mac reported a net loss per diluted common share of $0.11 in the second quarter of 2009, compared to a net loss per diluted common share of $3.14 in the first quarter of 2009.

Freddie Mac had a positive net worth of $8.2 billion at June 30, 2009. As a result, no additional funding was required from Treasury under the terms of the Senior Preferred Stock Purchase Agreement (Purchase Agreement) for the second quarter.

“We are pleased that our financial results allowed us to finish the quarter with a positive net worth, meaning we will not need to request any additional financial support from the government at this time. However, we recognize that our financial results for the quarter include one-time accounting adjustments and mark-to-market gains that are subject to change in future periods,” said Freddie Mac Interim Chief Executive Officer John Koskinen. “While we are seeing some early signs pointing to a housing recovery — including a modest uptick in house prices in some markets — our outlook remains cautious due to rising foreclosures, growing unemployment, tight lending standards and buyers’ reluctance to re-enter the market.

“Our role in the Obama Administration’s recovery efforts has been focused on helping to stem the foreclosure crisis. In the first half of the year, we were able to help more than 85,000 distressed borrowers avoid foreclosure, and we helped an additional 1.0 million homeowners lower their mortgage payments through refinancing. The Making Home Affordable program is ramping up and Freddie Mac employees are dedicated to working with our borrowers to help them understand their options and with our servicers to quickly increase their infrastructure and capacity.

“On another positive note, we look forward to welcoming our new CEO Ed Haldeman to Freddie Mac. I’m confident that under Ed’s leadership we will continue to play a leading role in the recovery of the housing market, while building a stronger foundation for our future,” Koskinen said.

GAAP Results

Second quarter 2009 results were driven primarily by $4.3 billion in net interest income mainly due to lower funding costs, as well as $4.2 billion in gains on the company’s derivative portfolio and guarantee asset, which were primarily driven by net mark-to-market gains due to increases in long-term interest rates. These results were partially offset by credit-related expenses of $5.2 billion related to the challenging economic conditions during the second quarter. Results were also impacted by net impairment of available-for-sale (AFS) securities recognized in earnings of $2.2 billion for the second quarter of 2009, reflecting the April 1, 2009 adoption of FASB Staff Position No. FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (FSP FAS 115-2 and FAS 124-2). See “Adoption of FSP FAS 115-2 and FAS 124-2” below for further information.

Freddie Mac Second Quarter 2009 Financial Results
August 7, 2009

	Three Months Ended

($ in millions)	June 30, 2009	March 31, 2009	June 30, 2008(1)

Net interest income	$4,255	$3,859	$1,529
Management and guarantee income	710	780	757
Other non-interest income (loss)(2)(3)	2,505	(3,868)	(701)

Total revenues	7,470	771	1,585

Administrative expenses	(383)	(372)	(404)
Credit-related expenses	(5,208)	(9,097)	(2,802)
Other non-interest expense	(1,296)	(2,090)	(228)

Total expenses	(6,887)	(11,559)	(3,434)

Income (loss) before income tax benefit	583	(10,788)	(1,849)
Income tax benefit	184	937	1,030

Net income (loss)	$767	$(9,851)	$(819)
Less: Net (income) loss attributable to noncontrolling interest	1	—	(2)

Net income (loss) attributable to Freddie Mac	$768	$(9,851)	$(821)

Senior preferred stock dividends declared	$(1,149)	$(370)	$—

Total equity (deficit) / GAAP net worth (at period end)	$8,232	$(6,008)	$13,082

AOCI, net of taxes (at period end)	$(34,815)	$(28,303)	$(24,180)

(1)	Certain amounts in prior periods have been reclassified to conform to the current presentation.
(2)	Includes $1.8 billion of gains (losses) on guarantee asset and $2.4 billion of derivative gains (losses) for the second quarter of 2009.
(3)	Includes $(1.4) billion of total gains (losses) on investments for the second quarter of 2009, of which $(2.2) billion was related to net impairment of available-for-sale securities recognized in earnings.

Net interest income for the second quarter of 2009 was $4.3 billion, compared to $3.9 billion for the first quarter of 2009, driven by lower short-term and long-term funding costs, partially offset by a decrease of $0.5 billion in accretion income associated with other-than-temporary impairments on AFS securities reflecting the adoption of FSP FAS 115-2 and FAS 124-2.

Management and guarantee income for the second quarter of 2009 was $710 million, compared to $780 million for the first quarter of 2009. This decrease reflects reduced amortization income related to certain pre-2003 deferred fees due to the increase in forecasted interest rates resulting in a decrease in projected prepayments.

Other non-interest income (loss) for the second quarter of 2009 was income of $2.5 billion, compared to a loss of $3.9 billion for the first quarter of 2009. The increase was primarily attributable to a significant decrease in net impairments of AFS securities recognized in earnings in the second quarter as the company’s prospective adoption of FSP FAS 115-2 and FAS 124-2 on April 1, 2009 impacted its impairment results and the performance of the collateral underlying the company’s AFS securities deteriorated to a lesser extent.

During the second quarter of 2009, the company recognized $10.5 billion in total other-than-temporary impairments of AFS securities. Included in this amount were $2.2 billion of credit-related impairments recognized in earnings. As a result of the adoption of FSP FAS 115-2 and FAS 124-2, $0.6 billion of the $2.2 billion represents cumulative credit-related impairments related

Freddie Mac Second Quarter 2009 Financial Results
August 7, 2009

to securities impaired for the first time during the second quarter. These securities would have been impaired as of March 31, 2009 if the guidance had been in place prior to April 1, 2009. Also included in total other-than-temporary impairments were $8.3 billion of non-credit related impairments that were recognized in accumulated other comprehensive income (loss) (AOCI). This amount represents the portion of cumulative fair value declines that are not related to credit on newly identified securities as a result of the adoption and current period changes in fair value not attributed to credit for previously impaired securities.

During the first quarter of 2009, prior to its prospective adoption of the new accounting standard, the company recorded $7.1 billion of security impairments on its AFS securities in earnings, reflecting both credit-related and non-credit-related impairments. Consequently, second quarter of 2009 impairment results are not directly comparable to first quarter of 2009 impairment results. See “Adoption of FSP FAS 115-2 and FAS 124-2” below for further information.

During the second quarter of 2009, the company recognized gains of $4.2 billion on its derivative portfolio and guarantee asset, compared to gains of $25 million recorded in the first quarter of 2009, primarily driven by net mark-to-market gains due to increases in long-term interest rates.

Credit-related expenses, consisting of provision for credit losses and real estate owned (REO) operations expense, were $5.2 billion for the second quarter of 2009, compared to $9.1 billion for the first quarter of 2009.

Provision for credit losses was $5.2 billion for the second quarter of 2009, compared to $8.8 billion for the first quarter of 2009. The decrease was driven by a reduced rate of growth in the company’s loan loss reserve due to the recent modest national home price improvements, which the company believes to be largely seasonal. Also driving the decrease was the impact of enhancements made to the company’s estimation methodology, which resulted in an approximate $1.4 billion decline in the company’s estimate of loan loss reserves and consequently its provision for credit losses in the second quarter. Freddie Mac expects its provision for credit losses will likely remain high during the remainder of 2009 and to increase above the level recognized in the second quarter.

REO operations expense was $9 million for the second quarter of 2009, down from $306 million for the first quarter of 2009. The decrease was driven by a reduction in market-based write-downs due to a slowdown in the deterioration of REO fair values.

Other non-interest expense for the second quarter of 2009 was $1.3 billion, compared to $2.1 billion for the first quarter of 2009. The decrease was primarily related to losses of $1.2 billion on delinquent and modified loans purchased from PC pools in the second quarter of 2009, compared to losses of $2.0 billion in the first quarter of 2009, driven by a significant decrease in the purchase volume of delinquent and modified loans. Certain seriously delinquent loans that would have otherwise been modified under Freddie Mac’s traditional programs are currently in three-month trial periods under the Home Affordable Modification program that the company implemented in April. A loan that has begun the three-month trial period will not be modified and purchased out of the PC pool until the borrower successfully completes the trial period.

Freddie Mac Second Quarter 2009 Financial Results
August 7, 2009

Income tax benefit for the second quarter of 2009 was $184 million, compared to a benefit of $937 million for the first quarter of 2009, primarily resulting from an increase in second quarter pre-tax income, which decreased the estimated 2009 taxable loss.

Freddie Mac established a partial valuation allowance against its net deferred tax assets during the third quarter of 2008, and recorded an additional allowance during the fourth quarter of 2008 and first quarter of 2009, as a result of the events and developments related to the conservatorship of the company, other events in the market, and related difficulty in forecasting future profit levels on a continuing basis. The company is required to assess the realizability of the deferred tax asset on a quarterly basis.

In the second quarter of 2009, the company had a net reduction in its valuation allowance previously recorded against its deferred tax assets of $5.3 billion, primarily resulting from the adoption of FSP FAS 115-2 and FAS 124-2. For additional information about the company’s deferred tax assets, see “NOTE 12: INCOME TAXES” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

After recording the valuation allowance adjustment in the second quarter of 2009, the company had a remaining deferred tax asset of $16.9 billion, representing the tax effect of net unrealized losses on its AFS securities, which management believes is more likely than not of being realized because of the company’s conclusion that it has the intent and ability to hold its AFS securities until any temporary unrealized losses are recovered.

AOCI, net of taxes as of June 30, 2009 was a loss of $34.8 billion, compared to a loss of $28.3 billion as of March 31, 2009. The increase in net loss in AOCI, net of taxes, was primarily attributable to the cumulative-effect adjustment of $9.9 billion resulting from the company’s adoption of FSP FAS 115-2 and FAS 124-2, partially offset by net unrealized gains on the company’s AFS securities that are reported at fair value as a component of AOCI.

For a more detailed discussion of results, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

For a discussion of risks and uncertainties that could adversely affect the company’s business, financial condition, results of operations, capital position, cash flows, strategies and/or prospects, see “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, “RISK FACTORS” and “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and “BUSINESS”, “RISK FACTORS” and “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Net Worth and Senior Preferred Stock

Freddie Mac’s positive net worth of $8.2 billion at June 30, 2009 was primarily attributable to a net increase of $5.1 billion in total equity as a result of the company’s adoption of FSP FAS 115-2 and FAS 124-2 on April 1, 2009 and funding received under the Purchase Agreement with

Freddie Mac Second Quarter 2009 Financial Results
August 7, 2009

Treasury in June 2009. In addition, the positive net worth also reflects second quarter 2009 net income, and a net increase in AOCI excluding the cumulative effect of adoption of FSP FAS 115-2 and FAS 124-2. Net worth represents the difference between the company’s assets and liabilities under generally accepted accounting principles (GAAP) and is equal to the company’s total equity (deficit).

The aggregate liquidation preference of the company’s senior preferred stock was $51.7 billion as of June 30, 2009. The amount remaining under Treasury’s $200 billion funding commitment as of June 30, 2009 was $149.3 billion, which does not include the $1 billion of senior preferred stock issued to Treasury as initial consideration for its funding commitment.

Based on the aggregate liquidation preference of $51.7 billion, Treasury, the holder of the senior preferred stock, is entitled to annual cash dividends of approximately $5.2 billion. Including the $1.1 billion quarterly dividend on the senior preferred stock paid on June 30, 2009, the company has paid an aggregate amount of $1.7 billion in cash on the senior preferred stock to Treasury at the direction of the Federal Housing Finance Agency (FHFA), acting as Conservator.

The company’s net worth, and consequently draws under the Purchase Agreement, could vary significantly in future periods due to changes in market and credit conditions and other factors. For a discussion of factors that could affect the level and volatility of the company’s net worth, see “LIQUIDITY AND CAPITAL RESOURCES — Capital Adequacy” in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

Freddie Mac is under conservatorship and is dependent upon the continued support of Treasury and FHFA in order to continue operating its business.

Adoption of FSP FAS 115-2 and FAS 124-2

On April 1, 2009, the company prospectively adopted FSP FAS 115-2 and FAS 124-2. The new accounting guidance revised the recognition, measurement and presentation for other-than-temporary impairments on AFS securities the company holds. As a result of the adoption, the company recognized a cumulative-effect adjustment of $15.0 billion to its opening balance of retained earnings (accumulated deficit) on April 1, 2009, with a corresponding adjustment of $(9.9) billion, net of tax, to AOCI. The difference primarily represents the release of the previously recorded valuation allowance against the deferred tax asset that is no longer required upon adoption of FSP FAS 115-2 and FAS 124-2. Thus, as a result of the adoption of the new accounting guidance, the company’s total equity increased by $5.1 billion.

Foreclosure Prevention and Refinancing Activities

Freddie Mac’s primary focus in the second quarter was delivering on the Obama Administration’s Making Home Affordable (MHA) program. In support of the MHA program, the company implemented the Home Affordable Modification program (HAMP) in April 2009. During the second quarter of 2009, based on information from the company’s largest servicers, approximately 16,000 loans entered the three-month trial period that precedes a modification under HAMP. The

Freddie Mac Second Quarter 2009 Financial Results
August 7, 2009

company expects that an increasing number of loans eligible for modification under HAMP may enter such trial periods during the remainder of 2009.

Freddie Mac also began the purchase of refinance mortgages originated under the MHA program through the Freddie Mac Relief Refinance Mortgagesm in April 2009. The company had helped refinance approximately 28,500 loans totaling $5.1 billion of unpaid principal balance as of June 30, 2009 under this program. During the second quarter, the Relief Refinance Mortgage was modified to give borrowers the ability to refinance a Freddie Mac-owned or guaranteed mortgage with any lender affiliated with the company. On July 1, 2009, the company announced that the maximum loan-to-value ratio for the Relief Refinance Mortgage would be increased on October 1, 2009, from 105 percent to 125 percent of the current value of the property. The company’s total refinance-loan purchase volume for the second quarter of 2009 was approximately $135 billion, compared to approximately $95 billion during the first quarter of 2009.

Freddie Mac continued to work with struggling borrowers and lenders to prevent foreclosures through its foreclosure prevention programs. The company helped approximately 45,000 borrowers stay in their homes or sell their properties as detailed below, which includes approximately 16,000 loans that were placed in trial period payment plans under HAMP.

	Three Months Ended

(number of loans)	June 30, 2009	March 31, 2009	June 30, 2008

Total loan modifications	15,603	24,623	4,687
Repayment plans	7,409	10,459	10,691
Forbearance agreements	1,564	1,853	785
Pre-foreclosure sales	4,821	3,093	1,252

Total completed foreclosure alternatives	29,397	40,028	17,415

HAMP trial period loans(1)	16,000	—	—

Total foreclosure alternatives	45,397	40,028	17,415

(1)	Approximate number based on information from certain of the company’s largest servicers who service a majority of its loans.

The company’s single-family foreclosure starts ratio, which reflects the number of single-family loans that entered the foreclosure process during the quarter as a percentage of the total number of loans in the company’s single-family portfolio at the end of the quarter, was 62 basis points in the second quarter of 2009. The single-family foreclosure starts ratio for the first quarter of 2009 was 61 basis points.

Management Changes

On July 21, 2009, Freddie Mac announced that its board of directors had named Charles E. Haldeman, Jr. as the company’s chief executive officer and had elected him as a member of the board of directors. The company expects that Mr. Haldeman’s employment and board tenure will begin on August 10, 2009. Mr. Haldeman will succeed John A. Koskinen who has been serving as Freddie Mac’s interim chief executive officer since March 2009 and performing the function of principal financial officer since April 2009. Mr. Koskinen will resume his previous position as non-executive chairman of the board.

Freddie Mac Second Quarter 2009 Financial Results
August 7, 2009

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and the company’s Consolidated Financial Statements, Core Tables, and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Printed copies of these documents may be obtained free of charge upon request from the company’s Investor Relations department by writing or calling the company at shareholder@freddiemac.com, (703) 903-3883 or (800) 373-3343. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements pertaining to the company’s business and future business plans, liquidity, capital management, economic and market conditions and trends, market share, credit losses and credit-related expenses, returns on investments, results of operations and/or financial condition. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, the Federal Reserve, and Treasury, and the impacts of legislation or regulations and new or amended accounting standards, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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